Exhibit 8.1

FORM OF TAX OPINION

[DUANE MORRIS LETTERHEAD]

[DATE]

St. Bernard Software, Inc.
15015 Avenue of Science
San Diego, California 92128

Re:	Agreement and Plan of Merger pursuant to which Sand Hill Merger Corp. will merge with and into St. Bernard Software, Inc.

Ladies and Gentlemen:

We have acted as counsel to St. Bernard Software, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Sand Hill Merger Corp., a Delaware corporation (the “Merger Sub”) and a wholly-owned subsidiary of Sand Hill IT Acquisition Corp., a Delaware corporation (the “Parent”), with and into the Company, pursuant to the terms of and as described in that certain Agreement and Plan of Merger dated as of October 26, 2005 (the “Agreement”) by and among Parent, Merger Sub and the Company. At your request, and as contemplated by the section 7.03(f) of the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger. Unless otherwise indicated, all capitalized terms used in this opinion have the same meaning as used in the Agreement.

For the purpose of rendering our opinion herein, we have conducted an examination of the Internal Revenue Code of 1986, as amended (the “Code”), and such other applicable laws, regulations, rulings, decisions, documents and records as we have deemed necessary. With respect to factual matters, we have relied upon the Agreement, including, without limitation, the representations of the parties set forth therein, the Form S-4 Registration Statement, which we understand has been filed with the Securities and Exchange Commission (the “SEC”) in connection with the transactions described herein (the “Form S-4”), and upon certain statements and representations made to us in certificates by officers of Parent, Merger Sub and the Company (the “Representation Letters”), in each case without independent verification thereof. With the consent of the Company, we have relied on the accuracy and completeness of the statements and representations contained in the Representation Letters, the Agreement and the Form S-4 and have assumed that each will be complete and accurate as of the Effective Time. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement with respect to such matters.

For purposes of this opinion, we have assumed that the Merger will be consummated according to the Agreement.

Based on the foregoing, and subject to the qualifications set forth below, we are of the opinion that under the Code the Merger will constitute a reorganization under Code Section 368(a), and the Company will be a party to a reorganization within the meaning of Code Section 368(b). In addition, although the discussion set forth in the Form S-4 under the heading “Material United States Federal Income Tax Consequences of the Merger” does not purport to discuss all possible United States federal income tax consequences applicable to the Company shareholders as a result of the transactions provided for in the Agreement, such discussion constitutes our opinion concerning the material federal income tax consequences applicable to the Company shareholders as a result of the transactions provided for in the Agreement.

The opinion expressed herein is based upon our interpretation of existing legal authorities, and no assurance can be given that such interpretations would be followed if the exchange of shares contemplated by the Merger became the subject of administrative or judicial proceedings. Statements of opinion herein are opinions only and should not be interpreted as guarantees of the current status of the law, nor should they be accepted as a guarantee that a court of law or administrative agency would concur in such statement.

Except as set forth above, we express no opinion with respect to the tax consequences of the Merger, including without limitation the state, local or foreign tax consequences of any aspect of the Merger.

The opinion set forth herein is addressed only to, and may be relied upon only by, the Company and its shareholders, and only in connection with the transactions described in the Form S-4, and are not to be used or relied upon by any other parties, or in connection with any other transactions, except with our prior written consent.

We expressly consent to the filing of this opinion as an exhibit to the Registration Statement filed by the Parent with the SEC in connection with the Merger, and to the reference to this opinion in the proxy statement/prospectus contained in such Registration Statement.

Very Truly Yours,